Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated May 3, 2017

between

FIRST HORIZON NATIONAL CORPORATION,

CAPITAL BANK FINANCIAL CORP.

and

FIRESTONE SUB, INC.

ARTICLE I

THE MERGER

1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of Company Common Stock	2
1.6	Dissenters Rights	4
1.7	Parent Common Stock	5
1.8	Merger Sub Common Stock	5
1.9	Treatment of Company Equity Awards	5
1.10	Certificate of Incorporation of Surviving Company	6
1.11	Bylaws of Surviving Company	6
1.12	Board of Directors	6
1.13	The Second Step Merger	6
1.14	Bank Merger	7

ARTICLE II

EXCHANGE OF SHARES

2.1	Proration	7
2.2	Election Procedures	8
2.3	Parent to Make Shares and Cash Available	10
2.4	Exchange of Shares	10

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

3.1	Corporate Organization	13
3.2	Capitalization	14
3.3	Authority; No Violation	16
3.4	Consents and Approvals	16
3.5	Reports	17
3.6	Financial Statements	18
3.7	Broker’s Fees	20
3.8	Absence of Certain Changes or Events	20
3.9	Legal Proceedings	20
3.10	Taxes and Tax Returns	21
3.11	Employees and Employee Benefit Plans	22
3.12	Compliance with Applicable Law	25
3.13	Certain Contracts	26

(continued)

3.14	Agreements with Regulatory Agencies	27
3.15	Environmental Matters	27
3.16	Investment Securities	28
3.17	Real Property	28
3.18	Intellectual Property	29
3.19	Related Party Transactions	29
3.20	State Takeover Laws	29
3.21	Reorganization	29
3.22	Opinion	29
3.23	Company Information	30
3.24	Loan Portfolio	30
3.25	Insurance	31
3.26	Information Security	31
3.27	No Investment Adviser Subsidiary	32
3.28	No Other Representations or Warranties	32

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1	Corporate Organization	33
4.2	Capitalization	33
4.3	Authority; No Violation	35
4.4	Consents and Approvals	36
4.5	Reports	36
4.6	Financial Statements	37
4.7	Broker’s Fees	39
4.8	Absence of Certain Changes or Events	39
4.9	Legal Proceedings	39
4.10	Taxes and Tax Returns	39
4.11	Compliance with Applicable Law	40
4.12	Certain Contracts	41
4.13	Agreements with Regulatory Agencies	41
4.14	Information Security	41
4.15	Related Party Transactions	41
4.16	Reorganization	42
4.17	Investment Securities	42
4.18	Opinion	42
4.19	Parent Information	42
4.20	Loan Portfolio	43
4.21	Financing	43
4.22	No Other Representations or Warranties	43

(continued)

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	44
5.2	Company Forbearances	44
5.3	Parent Forbearances	48

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	49
6.2	Access to Information	51
6.3	Company Stockholder Approval	52
6.4	Parent Shareholder Approval	53
6.5	Legal Conditions to Merger	54
6.6	Stock Exchange Listing	54
6.7	Employee Matters	54
6.8	Indemnification; Directors’ and Officers’ Insurance	56
6.9	Additional Agreements	58
6.10	Advice of Changes	58
6.11	Dividends	58
6.12	Parent Board	58
6.13	Acquisition Proposals	59
6.14	Public Announcements	60
6.15	Change of Method	60
6.16	Restructuring Efforts	60
6.17	Takeover Statutes	61
6.18	Exemption from Liability Under Section 16(b)	61
6.19	Litigation and Claims	61
6.20	Assumption of Company Debt	62
6.21	No Control of Other Party’s Business	62
6.22	Company Bank Pre-Closing Dividend	62
6.23	Company Cooperation	62
6.24	Parent Cooperation	62

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	63
7.2	Conditions to Obligations of Parent and Merger Sub	63
7.3	Conditions to Obligations of Company	64

(continued)

ARTICLE VIII

TERMINATION

8.1	Termination	65
8.2	Effect of Termination	66

ARTICLE IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	68
9.2	Amendment	68
9.3	Extension; Waiver	68
9.4	Expenses	68
9.5	Notices	68
9.6	Interpretation	70
9.7	Counterparts	70
9.8	Entire Agreement	71
9.9	Governing Law; Jurisdiction	71
9.10	Waiver of Jury Trial	71
9.11	Assignment; Third-Party Beneficiaries	71
9.12	Specific Performance	72
9.13	Severability	72
9.14	Delivery by Facsimile or Electronic Transmission	72

v

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	60
Adverse Recommendation Change	53
affiliate	70
Agreement	1
Bank Merger	7
Bank Merger Agreement	7
Bank Merger Certificates	7
BHC Act	13
business day	70
Cash Component	7
Cash Consideration	3
Cash Conversion Number	7
Cash Election	3
Cash Election Number	7
Cash Election Shares	3
Certificate of Merger	2
Chosen Courts	71
Closing	2
Closing Date	2
Code	1
Company	1
Company 401(k) Plan	55
Company Bank	7
Company Benefit Plans	22
Company Board	1
Company Bylaws	14
Company Class A Common Stock	3
Company Class B Non-Voting Common Stock	2
Company COI	14
Company Common Stock	3
Company Contract	27
Company Disclosure Schedule	13
Company Equity Awards	6
Company ERISA Affiliate	24
Company Form 10-Q	13
Company Indemnified Parties	56
Company Insiders	61
Company Leased Properties	28
Company Meeting	52
Company Owned Properties	28
Company Preferred Stock	14
Company Qualified Plans	23
Company Real Property	28
Company Recommendation	1

INDEX OF DEFINED TERMS

(continued)

Company Regulatory Agreement	27
Company Reports	18
Company Restricted Stock Award	5
Company Stock Option	5
Company Stock Plans	6
Company Subsidiary	14
Company Support Agreements	1
Confidentiality Agreement	52
Continuation Period	54
Continuing Employees	54
Derivative Contract	19
DGCL	1
Dissenting Shares	4
Dissenting Stockholder	4
Effective Time	2
Election	9
Election Deadline	9
Election Period	9
Enforceability Exceptions	16
Environmental Laws	27
ERISA	22
Exception Shares	3
Exchange Act	17
Exchange Agent	10
Exchange Fund	10
Exchange Ratio	3
FDIC	14
Federal Banking Agencies	26
Federal Reserve Board	17
Form of Election	9
GAAP	13
Governmental Entity	17
Holder	8
HSR Act	17
Intellectual Property	29
IRS	21
Joint Proxy Statement	17
knowledge	70
Liens	15
Loans	30
made available	70
Material Adverse Effect	13
Materially Burdensome Regulatory Condition	50
Merger	1
Merger Consideration	3
Merger Sub	1

INDEX OF DEFINED TERMS

(continued)

Merger Sub Bylaws	6
Merger Sub Certificate	6
Merger Sub Common Stock	5
Mergers	1
Multiemployer Plan	23
Multiple Employer Plan	23
NASDAQ	16
New Certificates	4
New Plans	55
Non-Election Shares	3
NYSE	17
OFAC	26
Old Certificate	4
Parent	1
Parent 401(k) Plan	56
Parent Bank	7
Parent Board	1
Parent Bylaws	33
Parent Charter	33
Parent Common Stock	3
Parent Contract	41
Parent Deferral Stock Unit Award	34
Parent Disclosure Schedule	32
Parent Form 10-K	32
Parent Meeting	38
Parent Performance Stock Unit Award	34
Parent Preferred Stock	33
Parent Regulatory Agreement	41
Parent Reports	37
Parent Restricted Stock Award	34
Parent Restricted Stock Unit Award	34
Parent Share Closing Price	12
Parent Stock Option	5
Parent Stock Options	34
Parent Stock Plans	34
Parent Subsidiary	34
PBGC	23
Per Share Cash Consideration	3
Permitted Encumbrances	28
person	70
Premium Cap	57
Regulatory Agencies	18
Representatives	59
Requisite Company Vote	16
Requisite Parent Vote	35
Requisite Regulatory Approvals	63

INDEX OF DEFINED TERMS

(continued)

S-4	17
Sarbanes-Oxley Act	18
SEC	17
Second Certificate of Merger	7
Second Effective Time	7
Second Step Merger	1
Securities Act	18
Share Ratio	3
Shortfall Number	8
Significant Subsidiaries	21
SRO	17
Stock Consideration	3
Stock Election	3
Stock Election Shares	3
Subsidiary	14
Surviving Company	1
Surviving Corporation	1
Takeover Statutes	29
Tax	22
Tax Return	22
Taxes	22
TBCA	6
Tennessee Articles of Merger	7
Termination Date	66
Termination Fee	67
Volcker Rule	26
Voting/Transfer Agreements	15

AGREEMENT AND PLAN OF MERGER, dated May 3, 2017 (this “Agreement”), between First Horizon National Corporation, a Tennessee corporation (“Parent”), Capital Bank Financial Corp., a Delaware corporation (“Company”), and Firestone Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”).

RECITALS

A.            The parties intend to effect a strategic business combination through the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation (the “Surviving Company”).

B.            Each of the board of directors of Parent (“Parent Board”) and the board of directors of Merger Sub unanimously has (1) determined that it is in the best interests of Parent and Merger Sub, and the shareholders of Parent and Merger Sub, and declared it advisable, to enter into this Agreement with Company providing for the Merger in accordance with the Delaware General Corporation Law (the “DGCL”), (2) adopted a resolution approving this Agreement and the transactions contemplated hereby in accordance with applicable law on the terms and subject to the conditions of this Agreement and has authorized the execution and delivery thereof and (3), in the case of Parent Board, adopted a resolution recommending that the shareholders of Parent approve the issuance of Parent Common Stock in connection with the Merger.

C.            The board of directors of Company (the “Company Board”) unanimously has (1) determined that it is in the best interests of Company and the stockholders of Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger in accordance with the DGCL, (2) approved this Agreement and the transactions contemplated hereby in accordance with the DGCL on the terms and subject to the conditions of this Agreement and has authorized the execution and delivery thereof and (3) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of Company (the “Company Recommendation”).

D.            As soon as reasonably practicable following the Merger, and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986 (the “Code”), Parent shall cause the Surviving Company to be merged with and into Parent (the “Second Step Merger”, and together with the Merger, the “Mergers”), with Parent as the surviving corporation in the Second Step Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

E.            For federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

F.             As a condition to the parties’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain stockholders of Company are entering into voting agreements (the “Company Support Agreements”) pursuant to which each such stockholder is agreeing, among other things, on the terms and subject to the conditions of the applicable Company Support Agreement, to vote his, her or its shares of Company Class A Common Stock in favor of the approval of the Merger and to take certain other actions in furtherance thereof.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1          The Merger.  Upon the terms and subject to the conditions of this Agreement, Merger Sub will merge with and into Company at the Effective Time.  At the Effective Time, the separate corporate existence of Merger Sub will terminate. Company will be the Surviving Company, and will continue its corporate existence under the laws of the State of Delaware.

1.2          Closing.   The closing of the Merger (the “Closing”) will take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 10:00 a.m. on the third business day (unless the parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions (the “Closing Date”).

1.3          Effective Time.  Subject to the provisions of this Agreement, in connection with the Closing, the Company and Merger Sub will duly execute and deliver a certificate of merger (the “Certificate of Merger”) to the Delaware Secretary of State for filing under Section 251 of the DGCL.  The parties will make all other filings or recordings required under the DGCL, and the Merger will become effective when the Certificate of Merger is filed in the office of the Delaware Secretary of State, or at such later date or time as Parent and the Company agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.4          Effects of the Merger; Tax Consequences.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and other applicable law.  It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.5          Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company, Merger Sub or the holder of any of the following securities:

(a)           Subject to Section 2.4(e), each share of Company Class A Common Stock, par value $0.01 (“Company Class A Common Stock”) and each share of Company Class B Non-Voting Common Stock, par value $0.01 (“Company Class B Non-Voting Common Stock” and, together with the Company Class A Common Stock, “Company Common Stock”), in each case, issued and outstanding immediately prior to the Effective Time, except for (1) shares of Company Common Stock owned by Company as treasury stock or otherwise owned by Company or Parent (in each case other than shares of Company Common Stock (x) held in any Company Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary, custodial or agency capacity or (y) held, directly or indirectly, in respect of debts previously contracted ((x) and (y), collectively, the “Exception Shares”)) and (2) Dissenting Shares, shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest:

(i)      For each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Cash Election Shares”), an amount in cash equal to the Per Share Cash Consideration (the “Cash Consideration”);

(ii)     For each share of Company Common Stock with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of the common stock, par value $0.625 per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio (the “Stock Consideration”); and

(iii)    For each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked pursuant to Section 2.2 (collectively, the “Non-Election Shares”), the right to receive such Stock Consideration or Cash Consideration as is determined in accordance with Section 2.1.

(b)           For purposes of this Agreement, the following terms shall have the following meanings:

(i)            The “Exchange Ratio” means the quotient, rounded to the nearest one ten thousandth, of (A) the Per Share Cash Consideration divided by (B) the Parent Share Closing Price.

(ii)           The “Per Share Cash Consideration” means the sum, rounded to the nearest one-tenth of a cent, of (A) $7.90 plus (B) the product, rounded to the nearest one tenth of a cent, of 1.75 (the “Share Ratio”) times the Parent Share Closing Price.

(iii)          The “Merger Consideration” means the Cash Consideration and/or Stock Consideration described in Section 1.5(a), as applicable.

(c)           All the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the applicable Merger Consideration in accordance with, and subject to, Sections 1.5(a), 2.1 and 2.2, (ii) cash in lieu of a fractional share which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.4(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.4.  Old Certificates previously representing shares of Company Common Stock shall be exchanged for certificates or, at Parent’s option, evidence of shares in book entry form (collectively, referred to herein as “New Certificates”), representing the Stock Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) or the Cash Consideration, as applicable, upon the surrender of such Old Certificates in accordance with Section 2.4, without any interest thereon.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to each of the Per Share Cash Consideration and the Share Ratio to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit Parent or Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d)           Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by Company or Parent or by any direct or indirect Company or Parent Subsidiary (in each such case other than Exception Shares) prior to the Effective Time shall be cancelled and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6          Dissenters Rights.  Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a “Dissenting Stockholder”) who has not voted in favor of, or otherwise consented to, the adoption of this Agreement and who is entitled to and has properly demanded appraisal rights with respect thereto in accordance with Section 262 of the DGCL, has complied in all respects with Section 262 of the DGCL and has not effectively withdrawn such demand (collectively, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration as described in Section 1.5(a), unless and until such person shall have effectively withdrawn or otherwise lost or failed to perfect such person’s right to appraisal or payment under the DGCL, at which time such Shares shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration as provided in Section 1.5(a), without interest, payable upon surrender of the Old Certificates (and related documents) in accordance with this Article I, and such Shares shall not be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such Shares. Each holder of Dissenting Shares shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares unless and until such person shall have effectively withdrawn or otherwise lost or failed to perfect such person’s right to appraisal or payment under the DGCL. Company shall give Parent prompt notice of receiving any demands for appraisal, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to applicable law with respect to appraisal rights. Company shall not, except with the prior written consent of Parent, voluntarily make, or commit or agree to make, any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

1.7          Parent Common Stock.  At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.8          Merger Sub Common Stock.  At and after the Effective Time, each share of common stock of Merger Sub, par value $1.00 per share (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one share Company Class A Common Stock of the Surviving Company.

1.9          Treatment of Company Equity Awards.

(a)           At the Effective Time, each option granted by Company to purchase shares of Company Common Stock under a Company Stock Plan (as defined below) that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”), shall fully vest (to the extent unvested) and shall be assumed by Parent and converted into an option (a “Parent Stock Option”) to acquire (i) that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, (ii) at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Common Stock of such Company Stock Option divided by (B) the Exchange Ratio.  Except as otherwise provided in this Section 1.9(a), each such Parent Stock Option assumed and converted pursuant to this Section 1.9(a) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Stock Option immediately prior to the Effective Time.

(b)           At the Effective Time, each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”) shall be cancelled and converted automatically into the right to receive an amount in cash (without interest) equal to the Per Share Cash Consideration in respect of each share of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time, less applicable tax withholdings.

(c)           At the Effective Time, Parent shall assume all the obligations of the Company under the Company Stock Plans and each outstanding Parent Stock Option, and the agreements evidencing the grants thereof.  Parent shall take all corporate action necessary to issue or reserve for issuance (as applicable) a sufficient number of shares of Parent Common Stock with respect to the exercise of Parent Stock Options assumed by Parent pursuant to Section 1.9(a).  As soon as reasonably practicable after the Effective Time (but in no event later than three (3) business days following the Closing Date), if and to the extent necessary to cause a sufficient number of shares of Parent Common Stock to be registered and issuable under Parent Stock Options, Parent shall file a post-effective amendment to the Form S-4, a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to Parent Stock Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Stock Options remain outstanding.

(d)           Parent shall pay the holders of Company Restricted Stock Awards the cash payments described in Section 1.9(b) through Parent’s payroll within five (5) business days following the Effective Time.

(e)           At or prior to the Effective Time, Company, the Company Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.9.

(f)            For purposes of this Agreement, the following terms shall have the following meanings:

(i)            “Company Equity Awards” means the Company Stock Options and the Company Restricted Stock Awards.

(ii)           “Company Stock Plans” means the FNB United Corp. 2003 Stock Incentive Plan, the Company’s 2010 Equity Incentive Plan, the FNB United Corp. Amended and Restated 2012 Incentive Plan, and the Company’s 2013 Omnibus Compensation Plan.

1.10        Certificate of Incorporation of Surviving Company.  At the Effective Time, the Certificate of Incorporation of Merger Sub, as amended (the “Merger Sub Certificate”), as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Company until thereafter amended in accordance with applicable law.

1.11        Bylaws of Surviving Company.  At the Effective Time, the Bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company until thereafter amended in accordance with applicable law.

1.12        Board of Directors.  The board of directors of the Surviving Company shall consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time.

1.13        The Second Step Merger.  On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the Tennessee Business Corporation Act (the “TBCA”) and the DGCL, Parent shall cause the Surviving Company to be merged with and into Parent in the Second Step Merger, with Parent surviving the Second Step Merger and continuing its existence under the laws of the State of Tennessee, and the separate corporate existence of the Surviving Company ceasing as of the Second Effective Time. In furtherance of the foregoing, Parent shall cause to be filed with the Tennessee Secretary of State, in accordance with the TBCA, articles of merger (“Tennessee Articles of Merger”) relating to the Second Step Merger and shall cause to be filed with the Delaware Secretary of State, in accordance with the DGCL, a certificate of merger relating to the Second Step Merger (the “Second Certificate of Merger”). The Second Step Merger shall become effective as of the date and time specified in the Tennessee Articles of Merger (such date and time, the “Second Effective Time”).  At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the TBCA and the DGCL.

1.14        Bank Merger.  Immediately following the Second Step Merger, or at such later time as Parent may determine in its sole discretion, Capital Bank Corporation, a North Carolina state chartered bank and a wholly owned Subsidiary of Company (“Company Bank”) and First Tennessee Bank National Association, a national bank and a Subsidiary of Parent (“Parent Bank”) shall be combined under a single bank charter (the “Bank Merger”), the form and structure of which shall be determined by Parent in its sole discretion.  If requested by Parent, prior to the Effective Time, Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute an agreement and plan of merger with respect to the Bank Merger (the “Bank Merger Agreement”) and such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (“Bank Merger Certificates”).

ARTICLE II

EXCHANGE OF SHARES

2.1          Proration.

(a)           Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock to be entitled to receive the Cash Consideration pursuant to Section 1.5(a) shall be equal to the quotient of (i) the Cash Component divided by (ii) the Per Share Cash Consideration (such quotient, the “Cash Conversion Number”).  All other shares of Company Common Stock (excluding the shares of Company Common Stock to be cancelled as provided in Section 1.5(d) and Company Restricted Stock Awards) shall be converted into the right to receive the Stock Consideration.  For the avoidance of doubt, the aggregate amount of the Cash Consideration shall equal $410,535,300 (the “Cash Component”).

(b)           Promptly (and in any event no later than five (5) business days) after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)            If the aggregate number of shares of Company Common Stock with respect to which Cash Elections shall have been made (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii)           If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A)          If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B)          If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

2.2          Election Procedures.  Each holder of record of shares of Company Common Stock to be converted into the right to receive the Merger Consideration in accordance with, and subject to, Sections 1.6 and 2.1 (a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a)           Each Holder may specify in a request made in accordance with the provisions of this Section 2.2 (herein called an “Election”) (i) the number of shares of Company

Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b)           Parent shall prepare a form reasonably acceptable to the Company, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to the Company (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

(c)           Parent (i) shall initially make available and mail the Form of Election not less than twenty (20) business days prior to the anticipated Election Deadline to Holders of record as of the business day prior to such mailing date, and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder who requests such Form of Election prior to the Election Deadline.  The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(d)           Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Old Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Old Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States.  As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the parties shall agree is as near as practicable to two (2) business days preceding the Closing Date.  The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e)           Any Holder may, at any time during the Election Period, change or revoke his or her Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election.  If any Election is not properly made with respect to any shares of Company Common Stock (none of Parent, the Company nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f)            Any Holder may, at any time during the Election Period, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Old Certificates, or of the guarantee of delivery of such Old Certificates, previously deposited with the Exchange Agent.  All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof.

(g)           Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the method of issuance and delivery of New Certificates representing the whole number of shares of Parent Common Stock into which shares of Company Common Stock are converted in the Merger and (iii) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

2.3          Parent to Make Shares and Cash Available.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.4(a) in exchange for outstanding shares of Company Common Stock, and (b) cash in an amount sufficient to pay (i) the aggregate cash portion of the Merger Consideration and (ii) cash in lieu of any fractional shares (except for the New Certificates, Per Share Cash Consideration, or cash in lieu of any fractional shares attributable to any Dissenting Shares) (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided, that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates and any shortfall as a result of investment losses shall be promptly replenished by Parent.  Any interest and other income resulting from such investments shall be paid to Parent.

2.4          Exchange of Shares.

(a)           As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Parent shall cause the Exchange Agent to mail or otherwise deliver to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the applicable Merger Consideration pursuant to Article I and that has not theretofore submitted its Old Certificates with a Form of Election, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration which such holder shall have become entitled to receive in accordance with, and subject to, Sections 1.6, 2.1 and 2.2, and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.4(b) (or, in the case of book-entry shares, such other transmittal instructions as applicable to effective delivery and surrender of Old Certificate in book entry form).  From and after the Effective Time and the completion of the allocation procedures set forth in Section 2.1, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal or Form of Election, as applicable, duly executed (or upon proper delivery of an “agent’s message” with respect to book-entry shares), the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Stock Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Sections 1.6, 2.1 and 2.2 and (ii) a check representing the amount of (A) Cash Consideration which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates in accordance with, and subject to, Sections 1.6, 2.1 and 2.2, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant Section 2.4(e) and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.4(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the Cash Consideration or any cash in lieu of fractional shares payable to holders of Old Certificates.  Until surrendered as contemplated by Sections 2.2 and 2.4, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the applicable Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.4.

(b)           No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II.  After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Stock Consideration which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.11).

(c)           If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)           After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e)           No New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of Parent Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the ten (10) full trading days ending on the day preceding the Closing Date (the “Parent Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5 and subject to Section 2.1.

(f)            Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company for one (1) year after the Effective Time shall be paid to the Surviving Corporation.  Any former stockholders of Company who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Parent, Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)           Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the cash portion of the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.4 and any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(h)           In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the applicable Merger Consideration, any cash in lieu of fractional shares and any dividends or distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (i) as disclosed in the disclosure schedule delivered by Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 27, 2017, Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 filed with the SEC on May 1, 2017 (the “Company Form 10-Q”) and Company’s Proxy Statement on Schedule 14A filed with the SEC on April 28, 2017 (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Company hereby represents and warrants to Parent as follows:

3.1          Corporate Organization.

(a)           Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956 (“BHC Act”).  Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects.  Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, Company or the Surviving Company, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit, and debt markets, as well as changes to interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, (E) disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationship with its customers or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby or (F) actions or omissions taken pursuant to the written consent of Parent, in the case of Company, or Company, in the case of Parent; except, with respect to sub-clauses (A), (B), or (C), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary,” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the Certificate of Incorporation of Company (the “Company COI”) and the Bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have been made available by Company to Parent.

(b)           Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Company to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Company, threatened.  Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Company as of the date hereof.  A true and complete copy of the articles or certificate of incorporation or certificate of trust and bylaws (or similar governing documents) of each Company Subsidiary, as in effect as of the date of this Agreement, have previously been made available to Parent.

3.2          Capitalization.

(a)           The authorized capital stock of Company consists of 200,000,000 shares of Company Class A Common Stock, 200,000,000 shares of Company Class B Non-Voting Common Stock and 50,000,000 shares of preferred stock, par value $0.01 (the “Company

Preferred Stock”).  As of April 30, 2017, no shares of capital stock or any other securities of Company are issued, reserved for issuance or outstanding, other than (i) 35,213,068 shares of Company Class A Common Stock issued and outstanding, which number includes 301,274 shares of Company Class A Common Stock granted in respect of outstanding Company Restricted Stock Awards, (ii) 16,753,429 shares of Company Class B Non-Voting Common Stock issued and outstanding, (iii) 13,039,763 shares of Company Common Stock held in treasury and (iv) 3,123,413 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options.  There are no shares of Company Preferred Stock issued or outstanding.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no issued or outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Company may vote.  Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Company are issued or outstanding.  Other than Company Stock Options issued prior to the date of this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)           Schedule 3.2(b) of the Company Disclosure Schedule sets forth a correct and complete listing of all outstanding Company Equity Awards as of March 31, 2017 setting forth the number of shares of Company Stock subject to each Company Equity Award and the exercise price, if applicable, with respect to each Company Equity Award.

(c)           There are no voting trusts, stockholder agreements, proxies or other agreements (“Voting/Transfer Agreements”) in effect pursuant to which Company or any of the Company Subsidiaries has a contractual obligation with respect to the voting or transfer of Company Common Stock or other equity interests of Company.  Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.

(d)           Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Company Subsidiaries that are insured depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  Other than the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any equity or ownership interest in any person.

3.3          Authority; No Violation.

(a)           Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Company Board.  The Company Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and has directed that the plan of Merger set forth in this Agreement and the transactions contemplated hereby be submitted to Company’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for the adoption of the plan of Merger set forth in this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Class A Common Stock (the “Requisite Company Vote”) and the adoption and approval of the Bank Merger Agreement by (i) the board of directors of Company Bank and (ii) Company, as Company Bank’s sole shareholder, no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  No approval by the holders of Company Class B Common Stock is required in connection with the Merger or the other transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b)           Subject to the receipt of the Requisite Company Vote, neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company COI or the Company Bylaws (or similar organizational documents of any Company Subsidiary) or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company.

3.4          Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with the NASDAQ stock market (the “NASDAQ”) and the NYSE,

(ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authority listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of Company’s and Parent’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (vi) the filing of the Certificate of Merger and the Second Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL, the filing of the Tennessee Articles of Merger with the Tennessee Secretary of State pursuant to the TBCA and the filing of the Bank Merger Certificates, (vii) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), if necessary or advisable, and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Company of this Agreement or (B) the consummation by Company of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As used in this Agreement, “SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934 (the “Exchange Act”) and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5          Reports.

(a)           Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2014 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the Office of the Comptroller of the Currency, (vi) any foreign regulatory authority and (vii) any SRO ((i) — (vii), collectively, “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company.  Except for examinations of Company and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2014, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company.

(b)           An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company or any of its Subsidiaries pursuant to the Securities Act of 1933 (the “Securities Act”), or the Exchange Act, as the case may be, since January 1, 2014 (the “Company Reports”) is publicly available. No such Company Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certification required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company Reports.

3.6          Financial Statements.

(a)           The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Company and its Subsidiaries have been, since January 1, 2014, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  Crowe Horwath LLP has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in the Company Form 10-Q (including any notes thereto) and for liabilities incurred in the ordinary course of business since March 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c)           The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company.  Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Company, any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.  These disclosures were made in writing by management to Company’s auditor and audit committee and a copy has been previously made available to Parent.  To the knowledge of Company, there is no reason to believe that Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)           Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for its own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, as the case may be, enforceable in accordance with its terms (subject to the Enforceability Exception), and are in full force and effect.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, neither Company nor its Subsidiaries, nor to its knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.

(e)           Since January 1, 2014, (i) neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or written claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, fiduciary duties or similar violation by Company or any of its officers, directors or employees to the Company Board or any committee thereof or, to the knowledge of Company, to any director or officer of Company.

(f)            The allowance for loan losses as of March 31, 2017, was in the reasonable judgment of management of Company or its applicable Subsidiaries, adequate under the standards established by applicable Governmental Entities.

3.7          Broker’s Fees.  Neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than Sandler O’Neill & Partners, L.P. and UBS Securities LLC.  Company has disclosed to Parent as of the date hereof the aggregate fees provided for in connection with the engagement by the Company of Sandler O’Neill & Partners, L.P. and UBS Securities LLC, related to the Merger and the other transactions contemplated hereunder.

3.8          Absence of Certain Changes or Events.

(a)           Since December 31, 2016, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company.

(b)           Since December 31, 2016, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

3.9          Legal Proceedings.

(a)           Neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, or challenge the validity or propriety of this Agreement.

(b)           There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to Parent or any of its affiliates) that would reasonably be expected to be material to either Company or any of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act).

3.10        Taxes and Tax Returns.

(a)           Each of Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return.  All material Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.  Neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  The federal income Tax Returns of Company and its Subsidiaries for all years up to and including December 31, 2012 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Company or any of its Subsidiaries.  There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Company and its Subsidiaries or the assets of Company and its Subsidiaries.  In the last six years, neither Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Company or any of its Subsidiaries was required to file any Tax Return that was not filed.  Company has made available to Parent true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Company or any of its Subsidiaries.  Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries).  Neither Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.  Neither Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).  At no time during the past five years has Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)           As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)           As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11        Employees and Employee Benefit Plans.

(a)           Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans.  For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, employment, termination or severance plans, programs or arrangements or other contracts or agreements to or with respect to which Company or any Subsidiary is a party or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Company or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b)           Company has heretofore made available to Parent true and complete copies of each of the material Company Benefit Plans and the following related documents, to the extent applicable: (i) the most recent summary plan description, if any, required by ERISA with respect to any such Company Benefit Plan and all amendments or material supplements to any such Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to any such Company Benefit Plan, and (iv) the most recently prepared actuarial report for each such Company Benefit Plan (if applicable) for each of the last two years.

(c)           Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except as would not result in any material liability.  Neither Company nor any of its Subsidiaries has, within the prior three years, taken any material corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any knowledge of any material plan defect that would qualify for correction under any such program.

(d)           Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”).  The IRS has issued a favorable determination or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Company, there are no existing circumstances and no events have occurred that would reasonably be expected to have a material adverse effect on the qualified status of any Company Qualified Plan or the related trust or materially increase the costs relating thereto.

(e)           Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case, that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)            With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Company or any of its Subsidiaries, (v) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan, and (vi) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.

(g)           None of Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that, in each case, has not been satisfied in full.  For purposes of this Agreement, “Company ERISA Affiliate” means any trade or business of Company or any of its Subsidiaries, whether or not incorporated, all of which together with Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

(h)           Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)            All material contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period in the prior three years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(j)            There are no pending or, to the knowledge of Company, threatened (in writing) claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of Company, no set of circumstances exists that would reasonably be likely to give rise to a material claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that would reasonably be likely to result in any material liability of Company or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor or any participant in a Company Benefit Plan.

(k)           None of Company and its Subsidiaries nor any Company ERISA Affiliate nor, to the knowledge of Company, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that Company or any of its Subsidiaries has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or individual independent contractor of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  Neither Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m)          No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(n)           There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Company or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Company, threatened to be brought or filed with the National Labor Relations Board or any other comparable state or local labor relations tribunal or authority.  Except as would not interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries, as of the date hereof, there are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or, to the knowledge of Company, threatened against or involving Company or any of its Subsidiaries, and there have not been any such activities with respect to Company or any of its Subsidiaries at any time since December 31, 2013.

(o)           Neither Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.  Company and each of its Subsidiaries are in compliance in all material respects with all applicable state, federal and local laws relating to labor, employment, termination of employment or similar matters, including, but not limited to, laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, worker classification, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and neither Company nor any of its Subsidiaries has engaged in any unfair labor practices or similar prohibited practices.  There are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries brought by any current or former employee or their eligible dependents or beneficiaries.

3.12        Compliance with Applicable Law.  Company and each of its subsidiaries hold, and have at all times since December 31, 2013 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, and to the knowledge of Company no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Company and each of its subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Company or any of its Subsidiaries.  Without limiting the generality of the foregoing, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, none of Company or any of its affiliates, or to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its affiliates, has, directly or indirectly, (a) used any funds of Company or any of its affiliates for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its affiliates, (c) violated any provision of the Foreign Corrupt Practices Act or any similar law or (d) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any of its affiliates, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”).  Company Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Company and each of its affiliates and subsidiaries have complied in all material respects with and are not in material default or violation under 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board and the Office of the Comptroller of the Currency (together, “Federal Banking Agencies”) in connection therewith (the “Volcker Rule”).  Section 3.12 of the Company Disclosure Schedule sets forth (i) all Company affiliates and subsidiaries (including Company) engaged in proprietary trading (as defined in the Volcker Rule) that would be prohibited upon expiration of any temporary conformance period granted by the Federal Banking Agencies under the Volcker Rule and (ii) all covered funds (as defined in the Volcker Rule) that Company or any of its affiliates or subsidiaries sponsors or invests in that would be prohibited upon expiration of any temporary conformance period granted by the Federal Banking Agencies under the Volcker Rule. Company and its applicable subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Company and its subsidiaries with the laws, regulations and regulatory guidance that is applicable to it.  For the purpose of this Section 3.12, “affiliate” and “subsidiary” shall have their respective meanings under 12 U.S.C. § 1813.

3.13        Certain Contracts.

(a)           Except as set forth in Section 3.13(a) of the Company Disclosure Schedule or as filed with or incorporated into any Company Report filed prior to the date hereof, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than any Company Benefit Plan, (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Company or any of its Subsidiaries or upon consummation of the Merger will restrict the ability of Parent or any of its Subsidiaries to engage in any line of business that is material to Company and its Subsidiaries, taken as a whole, (iii) with or to a labor union or guild (including any collective bargaining agreement), or (iv) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Company or its Subsidiaries, taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither Company nor any of its Subsidiaries knows of, or has received written, or to the knowledge of Company, oral notice of, any violation of the above by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole.

(b)           In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company:  (i) each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to the knowledge of Company each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Company or any of its Subsidiaries under any such Company Contract.

3.14        Agreements with Regulatory Agencies.  Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business, or the expansion of its business, or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing or, to the knowledge of Company, orally, since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

3.15        Environmental Matters.  Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, Company and its Subsidiaries are in compliance, and, since January 1, 2014 have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or legal requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other judicial proceedings, claims or actions, or, to the knowledge of Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be likely to result in the imposition, on Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Company, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company.  To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company.  Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company.

3.16        Investment Securities.

(a)           Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, each of Company and its Subsidiaries has good title  to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Company Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries.  Such securities are valued on the books of Company in accordance with GAAP in all material respects.

(b)           Company and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of their respective businesses, and Company and its Subsidiaries have, since January 1, 2014, been in compliance with such policies, practices and procedures in all material respects.

3.17        Real Property.  Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, Company or a Company Subsidiary (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in the Company Reports as being owned by Company or a Company Subsidiary or acquired after the date thereof (except (x) properties sold or otherwise disposed of since the date thereof in the ordinary course of business and (y) properties categorized as “other real estate owned” in such balance sheet) (the “Company Owned Properties XE “Company Owned Properties” “), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all material Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of Company, the lessor.  There are no material pending or, to the knowledge of Company, threatened condemnation proceedings against any Company Real Property.

3.18        Intellectual Property.  Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, to the knowledge of Company: (i) Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) (A) the use of any Intellectual Property by Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, and (B) no person has asserted to Company in writing that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (iii) no person is challenging, infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by Company or its Subsidiaries; and (iv) neither Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Company or any Company Subsidiary.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, trade names, Internet domain names, logos and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any re-examinations, extensions or reissues thereof, in any jurisdiction; trade secrets, and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.19        Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Company), on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.20        State Takeover Laws.  The Company Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

3.21        Reorganization.  Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22        Opinion.  Prior to the execution of this Agreement, the Company Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler O’Neill & Partners, L.P., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock.  Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

3.23        Company Information.  The information relating to Company and its Subsidiaries that is provided by Company or its representatives specifically for inclusion in (a) the Joint Proxy Statement on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or at the time of the Company Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Company incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Joint Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.

3.24        Loan Portfolio.

(a)           As of the date hereof, except as set forth in Section 3.24(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Subsidiary of Company is a creditor which as of March 31, 2017 had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of March 31, 2017, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal stockholder of Company or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215).  Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.24(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of Company and its Subsidiaries that, as of March 31, 2017, had an outstanding balance of $1,000,000 or more and were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b)           Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, each outstanding Loan of Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)           Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, each outstanding Loan of Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)           None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan (other than first payment defaults).

(e)           There are no outstanding Loans made by Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)            Neither Company nor any of its Subsidiaries is now, nor has it ever been since December 31, 2013, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.  None of the Company, any of its subsidiaries (as defined under BHC Act) or, to the knowledge of the Company, any entity in which the Company or any of its subsidiaries (as defined under the BHC Act) has a 5% or greater voting interest has in the last ten (10) years been convicted or pled guilty to any felony or misdemeanor.

3.25        Insurance.  Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, (a) Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and neither Company nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.26        Information Security.  Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company,

(i) Company and its Subsidiaries are, and have been at all times since January 1, 2014, in compliance with all applicable laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of the personal information of customers or other individuals and similar laws governing data privacy, and with all of Company’s and its Subsidiaries’ policies regarding privacy and data security and (ii) to the knowledge of Company, since January 1, 2014, no third party has gained unauthorized access to any information technology networks controlled by Company or any of its Subsidiaries.  Company and its Subsidiaries have implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

3.27        No Investment Adviser Subsidiary.  Neither Company nor any Company Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940.

3.28        No Other Representations or Warranties.

(a)           Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties.

(b)           Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed in the disclosure schedule delivered by Parent and Merger Sub to Company concurrently herewith (the “Parent Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 27, 2017 (the “Parent Form 10-K”) and Parent’s Proxy Statement on Schedule 14A filed with the SEC on March 23, 2017 (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent and Merger Sub hereby represent and warrant to Company as follows:

4.1          Corporate Organization.

(a)           Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act.  Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects.  Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent.  True and complete copies of the Restated Charter of Parent, as amended (“Parent Charter”), and Bylaws of Parent (“Parent Bylaws”), as in effect as of the date of this Agreement, have been made available by Parent to Company.

4.2          Capitalization.

(a)           The authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, without par value (“Parent Preferred Stock”).  As of March 31, 2017, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than (i) 233,883,250 shares of Parent Common Stock issued and outstanding, including 1,045,362 shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent Common Stock under a

Parent Stock Plan (as defined below) (a “Parent Restricted Stock Award”), (ii) no shares of Parent Common Stock held in treasury, (iii) 6,167,646 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Parent Common Stock granted under a Parent Stock Plan (“Parent Stock Options”), (iv) 1,735,746 shares of Parent Common Stock reserved for issuance upon the settlement of outstanding restricted stock units in respect of shares of Parent Common Stock granted under a Parent Stock Plan (“Parent Restricted Stock Unit Award”), (v) 377,200 shares of Parent Common Stock reserved for issuance upon the settlement of outstanding deferral stock units in respect of shares of Parent Common Stock granted under a Parent Stock Plan (“Parent Deferral Stock Unit Award”), (vi) 1,712,891 shares of Parent Common Stock reserved for issuance upon the settlement of outstanding performance stock units in respect of shares of Parent Common Stock granted under a Parent Stock Plan (“Parent Performance Stock Unit Award”), (vii) 10,571,508 shares of Parent Common Stock reserved for issuance pursuant to future grants under the Parent Stock Plans, and (viii) 1,000 shares of Parent Preferred Stock issued and outstanding.  As used herein, the “Parent Stock Plans” shall mean all employee and director equity incentive plans of Parent in effect as of the date of this Agreement and agreements for equity awards in respect of Parent Common Stock granted by Parent under the inducement grant exception.  All of the issued and outstanding shares of Parent Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and, with respect to the shares of Parent Common Stock, with no personal liability for the acts or debts of the Parent, except that the holder thereof may become personally liable by reason of the shareholder’s own acts or conduct.  There are no issued or outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent or of Merger Sub may vote.  Except as set forth in Section 4.2(a) of the Parent Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Parent or Merger Sub are issued or outstanding.  Other than Parent Stock Options and Parent Restricted Stock Unit Awards, in each case, issued prior to the date of this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent or Merger Sub to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)           There are no Voting/Transfer Agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(c)           All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.  Merger Sub has not conducted any business other than (i) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Merger and the other transactions contemplated hereby.

(d)           Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Parent Subsidiary, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Parent Subsidiaries that are insured depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3          Authority; No Violation.

(a)           Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Mergers have been duly and validly approved by the Parent Board and the board of directors of Merger Sub.  The Parent Board has determined that the Mergers, on the terms and conditions set forth in this Agreement, are in the best interests of Parent and its shareholders, and has directed that the issuance of Parent Common Stock in connection with the Merger be submitted to its shareholders for approval at a duly held meeting of such shareholders and has adopted resolutions to the foregoing effect.  The board of directors of Merger Sub has determined that the Mergers, on the terms and conditions set forth in this Agreement, are in the best interests of Merger Sub and its sole shareholder and has adopted a resolution to the foregoing effect.  Parent, as Merger Sub’s sole shareholder, has approved this Agreement and the transactions contemplated hereby at a duly held meeting or by unanimous written consent.  Except for (i) the approval of the issuance of Parent Common Stock pursuant to this Agreement by a majority of the votes cast by holders of outstanding Parent Common Stock at the Parent Meeting (the “Requisite Parent Vote”), (ii) the adoption and approval of the Bank Merger Agreement by the board of directors of Parent Bank and Parent, as Parent Bank’s sole shareholder and (iii) the adoption of resolutions to give effect to the provisions of Section 6.12 in connection with the Closing, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  Subject to the receipt of the Requisite Parent Vote, the shares of Parent Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b)           Subject to the receipt of the Requisite Parent Vote, neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Parent Charter, the Parent Bylaws, the Merger Sub Articles, or the Merger Sub Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent.

4.4                               Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with the NYSE and the NASDAQ, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authority listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (vi) the filing of the Certificate of Merger and the Second Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL, the filing of the Tennessee Articles of Merger with the Tennessee Secretary of State pursuant to the TBCA, and the filing of the Bank Merger Certificates, (vii) the filing of any notices or other filings under the HSR Act, if necessary or advisable, and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent of this Agreement or (B) the consummation by Parent of the Merger and the other transactions contemplated hereby (including the Bank Merger).  No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Merger Sub of this Agreement.  As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5                               Reports.

(a)                                 Parent and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2014 with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent.  Except for examinations of Parent and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2014 except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent.

(b)                                 An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2014 (the “Parent Reports”) is publicly available.  No such Parent Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Parent Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent Reports.

4.6                               Financial Statements.

(a)                                 The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Parent and its Subsidiaries have been, since January 1, 2014, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  KPMG LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of

Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                                 Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in the Parent Form 10-K (including any notes thereto) and for liabilities incurred in the ordinary course of business since December 31, 2016, or in connection with this Agreement and the transactions contemplated hereby.

(c)                                  The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent.  Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.  These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has been previously made available to Company.  To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Since January 1, 2014, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or written claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities laws, fiduciary duties or similar violation by Parent or any of its officers, directors, or employees to the Parent Board or any committee thereof or, to the knowledge of Parent, to any director or officer of Parent.

4.7                               Broker’s Fees.  Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Barclays Capital Inc. and Morgan Stanley & Co. LLC.

4.8                               Absence of Certain Changes or Events.

(a)                                 Since December 31, 2016, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent.

(b)                                 Since December 31, 2016, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

4.9                               Legal Proceedings.

(a)                                 Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent, or challenge the validity or propriety of this Agreement.

(b)                                 There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its affiliates) that would reasonably be expected to be material to either Parent or any of its Significant Subsidiaries, taken as a whole.

4.10                        Taxes and Tax Returns.  Each of Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  All material Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Parent and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  The federal income Tax Returns of Parent and its Subsidiaries for all years up to and including December 31, 2012 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries.  There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries.

4.11                        Compliance with Applicable Law.  Parent and each of its Subsidiaries hold, and have at all times since December 31, 2013 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent, and to the knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries.  Without limiting the generality of the foregoing, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent, none of Parent or any of its affiliates, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its affiliates, has, directly or indirectly, (a) used any funds of Parent or any of its affiliates for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its affiliates, (c) violated any provision of the Foreign Corrupt Practices Act or any similar law or (d) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any of its affiliates, or is currently subject to any United States sanctions administered by the OFAC.  Parent Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Parent and each of its affiliates and subsidiaries have complied in all material respects with and are not in material default or violation under the Volcker Rule. Section 4.11 of the Parent Disclosure Schedule sets forth (i) all Parent affiliates and subsidiaries (including Parent) engaged in proprietary trading (as defined in the Volcker Rule) that would be prohibited upon expiration of any temporary conformance period granted by the Federal Banking Agencies under the Volcker Rule and (ii) all covered funds (as defined in the Volcker Rule) that Parent or any of its affiliates or subsidiaries sponsors or invests in that would be prohibited upon expiration of any temporary conformance period granted by the Federal Banking Agencies under the Volcker Rule.  Parent and its applicable subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Parent and its subsidiaries with the laws, regulations and regulatory guidance that is applicable to it.  For the purpose of the preceding two sentences, “affiliate” and “subsidiary” shall have their respective meanings under 12 U.S.C. § 1813.  Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent, Parent and its Subsidiaries are in compliance, and, since January 1, 2014 have complied, with all Environmental Laws.

4.12                        Certain Contracts.

(a)                                 Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”), and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of any Parent Contract by any of the other parties thereto which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent.

(b)                                 In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent, (i) each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries have performed all obligations required to be performed by it prior to the date hereof under each Parent Contract, (iii) to the knowledge of Parent, each third-party counterparty to each Parent Contract has performed all obligations required to be performed by it to date under such Parent Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Contract.

4.13                        Agreements with Regulatory Agencies.  Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business, or the expansion of its business, or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised, in writing or, to the knowledge of Parent, orally, since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

4.14                        Information Security.  Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent, to the knowledge of Parent, since January 1, 2014, no third party has gained unauthorized access to any information technology networks controlled by Parent or any of its Subsidiaries.

4.15                        Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the

Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent), on the other hand, of the type required to be reported in any Parent Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.16                        Reorganization.  Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.17                        Investment Securities.

(a)                                 Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent, each of Parent and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Parent Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Parent or its Subsidiaries.  Such securities are valued on the books of Parent in accordance with GAAP in all material respects.

(b)                                 Parent and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Parent believes are prudent and reasonable in the context of their respective businesses, and Parent and its Subsidiaries have, since January 1, 2014, been in compliance with such policies, practices and procedures in all material respects.

4.18                        Opinion.  Prior to the execution of this Agreement, Parent has received opinions (which, if initially rendered verbally, have been or will be confirmed by written opinions, dated the same date) of Barclays Capital Inc. and Morgan Stanley & Co. LLC to the effect that as of the date thereof and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration payable pursuant to this Agreement is fair from a financial point of view to Parent.  Such opinions have not been amended or rescinded in any material respect as of the date of this Agreement.

4.19                        Parent Information.  The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives specifically for inclusion in (a) the Joint Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or at the time of the Company Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Joint Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Company or its Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.

4.20                        Loan Portfolio.

(a)                                 Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent, each outstanding Loan of Parent and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Parent and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b)                                 Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent, each outstanding Loan of Parent and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Parent and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c)                                  None of the agreements pursuant to which Parent or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan (other than first payment defaults).

(d)                                 There are no outstanding Loans made by Parent or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Parent or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(e)                                  Neither Parent nor any of its Subsidiaries is now, nor has it ever been since December 31, 2013, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.21                        Financing.  Parent has, or will have available to it prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.

4.22                        No Other Representations or Warranties.

(a)                                 Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, Merger Sub, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties.

(b)                                 Parent and Merger Sub acknowledge and agree that neither Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                               Conduct of Business Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (a) Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and (iii) operate, in all material respects, in accordance with the policies and procedures applicable to it, and (b) each of Parent and Company shall and shall cause its respective Subsidiaries to take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2                               Company Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by applicable law or binding regulatory guidance, Company shall not, and shall not permit any of its Subsidiaries to without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a)                                 in each case, other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly owned Subsidiaries to Company or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any Subsidiary of Company);

(b)                                 (i)                                     adjust, split, combine or reclassify any capital stock;

(ii)                                  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by Company at a rate not in excess of $0.12 per share of Company Common Stock (except that if Parent increases the rate of its regular quarterly dividends on Parent Common Stock paid by it during any fiscal quarter after the date hereof relative to that paid by it during the fiscal quarter immediately preceding the date hereof, Company shall be permitted to increase the rate of dividends on Company Common Stock paid by it during the same fiscal quarter by the same proportion (or if not possible in the same quarter, in the next fiscal quarter with an appropriate “catch-up” adjustment to account for the amounts that would have been paid in the prior quarter), subject in all respects to any receipt of regulatory approval required in connection with such dividend increase), and any associated dividend equivalents for Company Equity Awards, (B) quarterly dividends payable on the Company Preferred Stock, (C) dividends paid by any of the Subsidiaries of Company to Company or any of its wholly owned Subsidiaries, or (D) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards and dividend equivalents thereon, if any, in each case, in accordance with past practice and the terms of the applicable award agreements);

(iii)                               grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)                              issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares (x) upon the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards (and dividend equivalents thereon, if any) outstanding as of the date hereof or granted on or after the date hereof to the extent permitted under this Agreement or (y) upon conversion of shares of Company Class B Non-Voting Common Stock outstanding as of the date hereof;

(c)                                  sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business;

(d)                                 except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned Subsidiary of Company;

(e)                                  (i) terminate, materially amend, or waive any material provision of, any Company Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f)                                   except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any Company Benefit Plan (including any plans, programs, policies, agreements or arrangements that would be considered a Company Benefit Plan if in effect as of the date hereof), (ii) amend any Company Benefit Plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a Company Benefit Plan if in effect as of the date hereof), other than amendments in the ordinary course of business that do not materially increase the cost or expense of maintaining such plan, program, policy or arrangements, (iii) increase the compensation payable to any current or former employee, officer, director or individual independent contractor, except for annual base salary or wage merit increases for officers and employees in the ordinary course of business that do not exceed 3% of the aggregate cost of all officer and employee annual base salaries and wage rates in effect as of the date hereof, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer, employee or whose annual base salary is greater than $100,000, other than for cause, or (ix) hire any officer or employee whose annual base salary or base wage is greater than $100,000;

(g)                                  settle any material claim, suit, action or proceeding (1) in an amount and for consideration in excess of $1,000,000 individually or $2,000,000 in the aggregate or (2) in a manner that would impose any material restriction on the business of it or any of its Subsidiaries or of Parent or any of its Subsidiaries;

(h)                                 take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)                                     amend the Company COI, the Company Bylaws, or comparable governing documents of its Significant Subsidiaries;

(j)                                    merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(k)                                 materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(l)                                     implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(m)                             (i) enter into any material new line of business or change in any material respect its policies, procedures or practices with respect to lending, investment, underwriting, collateral eligibility, risk and asset liability management, interest rate, fee pricing, hedging, securitization, servicing or other banking and operating policies, procedures and practices (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit outside of the ordinary course of business or inconsistent with, or in excess of the limitations contained in, Company’s loan policy; provided, that any consent from Parent sought pursuant to this clause (m)(ii) shall not be unreasonably withheld and shall be given within two (2) business days after the relevant loan package is provided to Parent; provided, further, that, if Parent does not respond to any such request for consent within two (2) business days, such non-response shall be deemed to constitute consent pursuant to this clause (m)(ii);

(n)                                 make, or commit to make, any capital expenditures in excess of $1,000,000 in the aggregate, other than as disclosed in Company’s capital expenditure budget set forth in Section 5.2(n) of the Company Disclosure Schedules;

(o)                                 other than in the ordinary course of business make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(p)                                 (i) make application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of it or its Subsidiaries, (ii) make application for the closing of or close any branch or (iii) purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course of business) in an amount in excess of $1,000,000 for any individual property, or enter into, amend or renew any material lease with respect to real property requiring aggregate payments under any individual lease in excess of $1,000,000;

(q)                                 knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Company or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or the Requisite Company Vote or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(r)                                    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3                               Parent Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by applicable law or binding regulatory guidance, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed):

(a)                                 amend the Parent Charter or the Parent Bylaws in a manner that would materially and adversely affect the holders of Company Common Stock, or adversely affect the holders of Company Common Stock relative to other holders of Parent Common Stock;

(b)                                 adjust, split, combine or reclassify any capital stock of Parent or make, declare or pay any extraordinary dividend on any capital stock of Parent;

(c)                                  incur any indebtedness for borrowed money (other than indebtedness of Parent or any of its wholly owned Subsidiaries to Parent or any of its Subsidiaries) that would reasonably be expected to prevent Parent or its Subsidiaries from assuming Company’s or its Subsidiaries’ outstanding indebtedness;

(d)                                 sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, in each case other than in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

(e)                                  make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned Subsidiary of Parent, except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

(f)                                   merge or consolidate itself or any of its Significant Subsidiaries with any other person (i) where it or its Significant Subsidiary, as applicable, is not the surviving person or (ii) if the merger or consolidation is reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(g)                                  take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(h)                                 knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Parent or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or the Requisite Parent Vote or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(i)                                     agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                               Regulatory Matters.

(a)                                 Parent and Company shall promptly prepare and file with the SEC, no later than sixty (60) days after of the date of this Agreement, the Joint Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus.  Each of Parent and Company shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Parent and Company shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders/stockholders.  Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement as promptly as practicable, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b)                                 The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.  Without limiting the generality of the foregoing, as soon as practicable and in any event within forty-five (45) days after the date of this Agreement, Parent and Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals.  Parent and Company shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval and any approvals required for the Bank Merger as promptly as reasonably practicable.  The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals) and shall respond as promptly as practicable to the requests of Governmental Entities for documents and information. Parent and Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (except any competitively sensitive business or other proprietary information (but not any confidential supervisory information) of Company that is necessary for Parent to prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals; provided, that Parent shall request confidential treatment of any such information, permit Company to control the defense of any challenge to such confidential treatment request and will not release any such information publicly pursuant to Freedom of Information Act requests or similar rules without Company’s consent).  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in any such meetings and conferences.

(c)                                  In furtherance and not in limitation of the foregoing, each of Parent and Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Parent, Company and their respective Subsidiaries.  Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall require Parent or any of its Subsidiaries to take, or agree to take, any actions specified in this Section 6.1 or otherwise or to agree to any conditions in respect of any approvals required hereunder that would reasonably be likely to have a material adverse effect with respect to Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(d)                                 Parent and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders/stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.  Each of Parent and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary to make the statements therein not misleading, (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the respective stockholders/shareholders of Company or Parent and at the time of the Parent Meeting and the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, and (iii) any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of Parent and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Joint Proxy Statement.

(e)                                  Parent and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(f)                                   Without limiting the generality of this Section 6.1, Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent and its Subsidiaries (including the furnishing of information and by making employees reasonably available) as is reasonably requested by Parent in order to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Financial Protection Act stress testing program applicable to Parent and its Subsidiaries.

6.2                               Access to Information.

(a)                                 Upon reasonable notice and subject to applicable laws, each of Parent and Company, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems, and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of Parent and Company shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request.  Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access.  Neither Parent nor Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s or Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)                                 Each of Parent and Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated February 23, 2017, between Parent and Company (the “Confidentiality Agreement”).

(c)                                  No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3                               Company Stockholder Approval.

(a)                                 Company shall take, in accordance with applicable law and the Company COI and Company Bylaws, all actions necessary to convene a special meeting of its stockholders (the “Company Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger.  Except to the extent specifically contemplated in Section 6.3(b) in the case of an Adverse Recommendation Change, each of Company and the Company Board shall use its reasonable best efforts to obtain from the stockholders of Company the Requisite Company Vote, including by communicating to its stockholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they adopt and approve the plan of Merger set forth in this Agreement and the transactions contemplated hereby.  Company shall engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from stockholders relating to the Requisite Company Vote.

(b)                                 The Company Board (and each committee thereof) shall not:  (1) withhold, withdraw, qualify or modify (or publicly propose, resolve or declare its intent to withhold, withdraw, qualify or modify) the Company Recommendation; (2) recommend or declare advisable an Acquisition Proposal; or (3) fail to include the Company Recommendation in the Joint Proxy Statement (any action described in sub-clauses (1)-(3) above, an “Adverse Recommendation Change”).  However, subject to Section 8.1 and Section 8.2, if at any time after the date of this Agreement and prior to the time the Requisite Company Vote is obtained, the Company receives an Acquisition Proposal that did not result from a material breach of the other terms of this Agreement, and the Company Board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that failure to effect an Adverse Recommendation Change in connection with an Acquisition

Proposal would more likely than not result in a violation of its fiduciary duties under applicable law, then in submitting this Agreement to its stockholders, the Company Board may make an Adverse Recommendation Change (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its Adverse Recommendation Change to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto; provided, that the Company Board may not take any actions under this sentence unless (i) it gives Parent at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Company Board in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Company Board takes into account any amendment or modification to this Agreement proposed by Parent and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.

(c)                                  Company shall adjourn or postpone the Company Meeting to solicit additional proxies if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote.  Notwithstanding anything in this Agreement to the contrary, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of Company at the Company Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Company of such obligation.  Company shall only be required to adjourn or postpone the Company Meeting two (2) times pursuant to the first sentence of this Section 6.3(c).

6.4                               Parent Shareholder Approval.

(a)                                 The Parent Board has resolved to recommend to Parent’s shareholders that they approve the issuance of Parent Common Stock in connection with the Merger, and will submit to its shareholders the proposed issuance of the Parent Common Stock and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement.  Parent shall duly take, in accordance with applicable law, the Parent Charter, and the Parent Bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Parent Vote (the “Parent Meeting”).  The Parent Board will use its reasonable best efforts to obtain from its shareholders the Requisite Parent Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Joint Proxy Statement).  Parent shall engage a proxy solicitor reasonably acceptable to Company to assist in the solicitation of proxies from shareholders relating to the Requisite Parent Vote.  Company and Parent shall cooperate to schedule and convene the Company Meeting and the Parent Meeting on the same date.

(b)                                 Parent shall adjourn or postpone the Parent Meeting to solicit additional proxies, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Parent has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Parent Vote.  Notwithstanding anything in this Agreement to the contrary, unless this Agreement has been terminated in accordance with its terms, the Parent Meeting shall be convened and this Agreement shall be submitted to the shareholders of Parent at the Parent Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Parent of such obligation.  Parent shall only be required to adjourn or postpone the Parent Meeting two (2) times pursuant to the first sentence of this Section 6.4(b).

6.5                               Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of Parent and Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.6                               Stock Exchange Listing.

(a)                                 Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance prior to the Effective Time.

(b)                                 Company shall cause the shares of Class A Common Stock of Company to be delisted from the NASDAQ prior to the Effective Time.

6.7                               Employee Matters.

(a)                                 During the period commencing at the Effective Time and ending on the first (1st) anniversary of the Effective Time (the “Continuation Period”), Parent shall provide the employees of Company and its Subsidiaries as of the Effective Time (the “Continuing Employees”), for so long as they are employed following the Effective Time, with the following:  (i) an annual base salary or wages and target annual cash incentive opportunities, as applicable, that are, in each case, no less than the annual base salary or wages and target annual cash incentive opportunities, as applicable, in effect for each such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of Parent and its Subsidiaries (excluding any severance benefits, frozen benefit plans of Parent and its Subsidiaries or benefit plans that exclusively provide benefits to grandfathered employees of Parent and its Subsidiaries).  Without limiting the immediately preceding sentence, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, provide to each Continuing Employee whose employment terminates during the Continuation Period with severance benefits no less than the severance benefits set forth in Section 6.7(a) of the Company Disclosure Schedule, determined (A) by taking into account such Continuing Employee’s service with Company and its Subsidiaries (and their predecessor entities) prior to the Closing Date and with Parent and its Subsidiaries on and after the Closing Date, and (B) without taking into account any reduction after the Closing in the compensation paid to such Continuing Employee.

(b)                                 With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent and its Subsidiaries shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such Continuing Employee and his or her eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a Company Benefit Plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans, and (iii) recognize all service of such Continuing Employees with Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of benefit accrual under any defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)                                  If requested by Parent in writing at least twenty (20) business days prior to the Effective Time, Company shall cause any 401(k) plan sponsored or maintained by Company (the “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing.  In the event that Parent requests that any Company 401(k) Plan be terminated, the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (a “Parent 401(k) Plan”).  Company and Parent shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or Parent 401(k) Plan to permit the Continuing Employees who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), Parent Common Stock or a combination thereof in an amount equal to the full account balance distributed to such Continuing Employee from a Company 401(k) Plan.  Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.7(c); provided that, prior to amending or terminating the Company 401(k) Plan, Company shall provide the form and substance of any applicable resolutions or amendments to Parent for review and comment (and shall consider in good faith any such comments).

(d)                                 On and after the date hereof, any broad-based employee notices or communication materials with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of the other party, and the party seeking to distribute any such notice or communication shall consider in good faith revising such notice or communication to reflect any comments or advice that the other party timely provides.

(e)                                  Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Company, Company, Parent, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Parent or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.8                               Indemnification; Directors’ and Officers’ Insurance.

(a)                                 From and after the Effective Time, each of Parent and the Surviving Company  shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of Company and its Subsidiaries or fiduciaries of Company or any of its Subsidiaries under Company Benefit Plans (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, (i) the fact that such person is or was a director, officer, employee or fiduciary of Company or any of its Subsidiaries or under any Company Benefit Plans or (ii) matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the consideration and approval of this Agreement and the consummation of the transactions contemplated by this Agreement; and Parent and the Surviving Company shall also advance expenses as incurred by such Company Indemnified Party to the fullest extent permitted by applicable law; provided, that the Company Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b)                                 For a period of six (6) years after the Effective Time, Parent shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Company or its Subsidiaries and any similar policies covering fiduciaries under the Company Benefit Plans (provided, that Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that Parent shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance that, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, Company, in consultation with, but only upon the consent of Parent, may (and at the request of Parent, Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Company’s existing directors’ and officers’ insurance policy and similar policy covering fiduciaries under the Company Benefit Plans providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed, on an annual basis, the Premium Cap.  If a “tail policy” is purchased as provided above, Parent shall maintain in full force and effect and not cancel such “tail policy”.

(c)                                  The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives.  If Parent, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, Parent or the Surviving Company, as applicable, will cause proper provision to be made so that the successors and assigns of Parent or the Surviving Company will expressly assume the obligations set forth in this Section 6.8.  For the avoidance of doubt, to the extent required by any agreement previously entered into by Company in connection with a merger, acquisition or other business combination, the provisions of this Section 6.8 shall apply to directors, officers, employees and fiduciaries of predecessor entities previously acquired by Company or any of its Subsidiaries.

(d)                                 The obligations of the Surviving Company, Parent and Company under this Section 6.8 shall not be terminated or modified in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected Company Indemnified Party.

6.9                               Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent or the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party who makes any such request.

6.10                        Advice of Changes.  Parent and Company shall each promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.11                        Dividends.  After the date of this Agreement, each of Parent and Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.  In furtherance of the foregoing, (i) starting with the third quarter of 2017, the Company Board shall cause its regular quarterly dividend record dates and payment dates for Company Common Stock to be similar to the regular quarterly dividend record dates and payment dates for Parent Common Stock (i.e., Company shall move its dividend record and payment dates for the third quarter of 2017 to approximately June 9 and July 3, respectively) and (ii) the Parent Board shall thereafter and until the Effective Time or the termination of this Agreement, only pay dividends on the Parent Common Stock on substantially the same record and payment date schedules as have been utilized in the past.

6.12                        Parent Board.  Parent shall take all appropriate action so that, as of the Effective Time, the number of directors constituting the Parent Board shall be increased by two (2) members, one (1) of whom shall be Mr. R. Eugene Taylor (the current Chairman and Chief Executive Officer of Company) and one (1) of whom shall be selected by agreement between Company and Parent prior to the Closing from the other members of the Company Board, in each case, subject to such individuals completing Parent’s director and officer questionnaire form, together with such supporting documentation or other information that Parent may reasonably request.

6.13                        Acquisition Proposals.

(a)                                 Company shall not, and shall cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, after the date hereof and prior to the receipt of the Requisite Company Vote, in the event Company receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Company shall have provided such information to Parent, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Company.  Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal.  Company will promptly (and in any event within one (1) business day) advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such Acquisition Proposal), and will keep Parent promptly (and in any event within one (1) business day) advised of any related substantive developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.  Company shall (1) withdraw and terminate access that was granted to any person (other than the parties to this Agreement and their respective affiliates and representatives) to any “data room” (virtual or physical) that was established in connection with a transaction involving Company and (2) use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Company Board, to enforce any existing confidentiality or (to the extent separate from a confidentiality agreement) standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof and, in accordance therewith, cause any person (other than a party to this Agreement, its affiliates and representatives) to return or destroy non-public information regarding Company or any of its affiliates in connection with a potential transaction involving Company.  During the term of this Agreement, Company shall not, and shall cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement, or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13(a)) relating to any Acquisition Proposal.  As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Company and its Subsidiaries or 25% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, either individually or in the aggregate, constitute more than 25% of the consolidated assets of Company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning more than 25% of any class of equity or voting securities of Company or its Subsidiaries whose assets, either individually or in the aggregate, constitute more than 25% of the consolidated assets of Company, or (iii) a merger, consolidation, share exchange or other business combination, reorganization involving Company or its Subsidiaries whose assets, either individually or in the aggregate, constitute more than 25% of the consolidated assets of Company, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization.

(b)                                 Nothing contained in this Agreement shall prevent Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or otherwise complying with its disclosure obligations under applicable law with regard to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.14                        Public Announcements.  Company and Parent shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity, (iii) communications that are substantially similar to communications previously approved pursuant to this Section 6.14, (iv) communications permitted by Section 6.3 or Section 6.13 or (v) an obligation pursuant to any listing agreement with or rules of any securities exchange, Company and Parent agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.15                        Change of Method.  Parent may at any time change the method of effecting the Mergers if and to the extent requested by Parent, and Company agrees to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Mergers with respect to Company’s stockholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

6.16                        Restructuring Efforts.  If either Company or Parent shall have failed to obtain the Requisite Company Vote or the Requisite Parent Vote at the duly convened Company Meeting or Parent Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction contemplated by this Agreement (provided, however, that no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its stockholders/shareholders or (ii) adversely affect the Tax treatment of the Mergers with respect to Company’s stockholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to its stockholders/shareholders for approval or adoption.

6.17                        Takeover Statutes.  Neither Company nor Parent shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of Parent and Company shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and Company will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.18                        Exemption from Liability Under Section 16(b).  Company and Parent agree that, in order to most effectively compensate and retain those officers and directors of Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and Company Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.18.  The Boards of Directors of Parent and of Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly after the date of this Agreement, and in any event prior to (i) the Effective Time, take all such steps as may be necessary or appropriate to cause (x) any dispositions of Company Common Stock or Company Equity Awards and (y) any acquisitions of Parent Common Stock, in each case pursuant to the transactions contemplated by this Agreement and by any Company Insiders who, immediately following the Merger, will be officers or directors of Parent or of the Surviving Company subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.19                        Litigation and Claims.  Each of Parent and Company shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or Company, as applicable, threatened against Parent, Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, Company, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.  Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without

Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.20                        Assumption of Company Debt.  Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of Parent, the Surviving Company or Parent Bank (as the case may be), at or prior to the Second Effective Time or at or prior to the effective time for the Bank Merger for any debt of Company Bank, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of Company’s or Company Bank’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

6.21                        No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of Parent and Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.22                        Company Bank Pre-Closing Dividend.  Company shall use its reasonable best efforts to cause Company Bank to prepare and file any applications, notices and filings required by Company’s or Company Bank’s federal or state regulatory agencies to permit Company Bank to make a distribution of cash in an amount requested by Parent (which amount may not exceed the amount of the aggregate Cash Consideration) to Company immediately prior to the Effective Time.  If Parent so requests no later than twenty (20) business days prior to the anticipated Closing Date, Company shall use its reasonable best efforts to cause Company Bank to make a distribution of cash in an amount requested by Parent (which amount may not exceed the lesser of (x) the amount of cash Company Bank may, in Company’s reasonable determination, distribute to Company based on its available cash on hand and (y) the amount, if any, previously approved by Company’s and Company Bank’s federal or state regulatory agencies) to Company immediately prior to the Effective Time.  In no event shall the making of such distribution or the receipt of any regulatory approval contemplated by this Section 6.22 be a condition to or delay the Closing.

6.23                        Company Cooperation. Company shall cooperate by executing and delivering representations contained in certificates of officers of Company, reasonably satisfactory in form and substance to Company’s and Parent’s counsel, in connection with (i) any tax opinion or description of the U.S. federal income tax consequences of the Mergers contained or set forth in the Form S-4 and (ii) the tax opinions referenced in Section 7.2(c) or Section 7.3(c).

6.24                        Parent Cooperation.   Parent shall cooperate by executing and delivering representations contained in certificates of officers of Parent and Merger Sub, reasonably satisfactory in form and substance to Company’s and Parent’s counsel, in connection with (i) any tax opinion or description of the U.S. federal income tax consequences of the Mergers contained or set forth in the Form S-4 and (ii) the tax opinions referenced in Section 7.2(c) or Section 7.3(c).

ARTICLE VII

CONDITIONS PRECEDENT

7.1                               Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                 Stockholder/Shareholder Approval.  Each of the Requisite Company Vote and the Requisite Parent Vote shall have been obtained.

(b)                                 Stock Exchange Listing.  The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE subject to official notice of issuance.

(c)                                  S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d)                                 No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(e)                                  Regulatory Approvals.  All regulatory authorizations, consents, orders or approvals (x) from the Federal Banking Agencies, (y) required under the HSR Act, if any, and (z) set forth in Sections 3.4 and 4.4 which are necessary to consummate the transaction contemplated by this Agreement, including the Mergers and the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent or the Surviving Company, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”); and (ii) no such Requisite Regulatory Approval shall contain or impose any Materially Burdensome Regulatory Condition.

7.2                               Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Company set forth in (i) Sections 3.2(a), 3.7 and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are insignificant) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) in Sections 3.1(a), 3.1(b) (with respect to Significant Subsidiaries only) and 3.3(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company or the Surviving Company.  Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to the foregoing effect.

(b)                                 Performance of Obligations of Company.  Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

(c)                                  Federal Tax Opinion.  Parent shall have received the opinion of Sullivan & Cromwell LLP (or other counsel to Parent reasonably acceptable to Company), in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent, Company, and Merger Sub, reasonably satisfactory in form and substance to such counsel.

7.3                               Conditions to Obligations of Company.  The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Parent set forth in (i) Sections 4.2(a), 4.7 and 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are insignificant) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) Sections 4.1(a), 4.1(b) (with respect to Significant Subsidiaries only), 4.2(c) and 4.3(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent.  Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b)                                 Performance of Obligations of Parent.  Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)                                  Federal Tax Opinion.  Company shall have received the opinion of Wachtell, Lipton, Rosen and Katz (or other counsel to Company reasonably acceptable to Parent), in form and substance reasonably satisfactory to Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent, Merger Sub, and Company, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION

8.1                               Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of Company:

(a)                                 by mutual consent of Parent and Company in a written instrument;

(b)                                 by either Parent or Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)                                  by either Parent or Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)                                 by either Parent or Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Company, in the case of a termination by Parent, or Parent, in the case of a termination by Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within the earlier of the Termination Date and forty-five (45) days following written notice to Company, in the case of a termination by Parent, or Parent, in the case of a termination by Company, or by its nature or timing cannot be cured during such period; or

(e)                                  by Parent, if (i) prior to such time as the Requisite Company Vote is obtained, Company or the Company Board (A) effects an Adverse Recommendation Change or (B) materially breaches its obligations under Section 6.3 or Section 6.13; or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Company Board recommends that the stockholders of Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2                               Effect of Termination.

(a)                                 In the event of termination of this Agreement by either Parent or Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 3.7, Section 4.7, Section 6.2(b) and this Section 8.2 and Article IX (and any relevant definitions) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

(i)                                     In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of Company or shall have been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) a bona fide Acquisition Proposal with respect to Company and (A) thereafter this Agreement is terminated by either Parent or Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d), and (C) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then, if such transaction is consummated, Company shall, on the earlier of the date it entered into such definitive agreement or the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $85,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(a)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)                                  In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then Company shall pay Parent, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days thereafter).

(b)                                 Notwithstanding anything in this Agreement to the contrary, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by Company under this Section 8.2 shall be equal to the Termination Fee.  In no event shall Company be required to pay the Termination Fee on more than one occasion.

(c)                                  Each of Parent and Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit which results in a judgment against Company for the Termination Fee or any portion thereof, Company shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit.  In addition, if Company fails to pay the amounts payable pursuant to this Section 8.2, then Company shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.  The amounts payable by Company pursuant to Section 8.2(a)(i) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach, shall be the sole monetary remedy of Parent in the event of a termination of this Agreement specified in such section.

ARTICLE IX

GENERAL PROVISIONS

9.1                               Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2                               Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company; provided, however, that after the adoption of this Agreement by the stockholders/shareholders of Company or Parent, there may not be, without further approval of such stockholders/shareholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.3                               Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the stockholders/shareholders of Company or Parent, there may not be, without further approval of such stockholders/shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4                               Expenses.  Except (i) with respect to costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Parent and Company, (ii) with respect to costs and expenses of all filing and other fees in connection with any filing under the HSR Act, which shall be borne by Parent and (iii) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation (whether written or oral) of receipt, (b) on the first (1st)

business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Company, to:

Capital Bank Financial Corp. 4725 Piedmont Row Drive Suite 110 Charlotte, NC 28210
Attention:	Christopher G. Marshall
Facsimile:	704-554-6909
E-mail:	cmarshall@cbfcorp.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
Attention:	David E. Shapiro
Mark F. Veblen
Facsimile:	212-403-2000
E-mail:	deshapiro @wlrk.com / mfveblen@wlrk.com

and

If to Parent or Merger Sub, to:

First Horizon National Corporation 165 Madison Ave. 23rd Floor Memphis, TN 38103
Attention:	William C. Losch III
Facsimile:	901-523-4651
E-mail:	wclosch@firsthorizon.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004
Attention:	H. Rodgin Cohen Mitchell S. Eitel
Facsimile:	212-291-9028 / 212-291-9046
E-mail:	cohenhr@sullcrom.com / eitelm@sullcrom.com

9.6                               Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  References to “the date hereof” shall mean the date of this Agreement.  Whenever the words “in the ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice”.  References to “the date hereof” shall mean the date of this Agreement  As used in this Agreement, the “knowledge” of Company means the actual knowledge, after reasonable investigation, of any of the officers of Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge, after reasonable investigation, of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule.  As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which Federal Reserve Bank of New York is closed for business, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) the term “affiliate” shall have the same meaning as set forth in the BHC Act and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the time of the execution and delivery of this Agreement or (b) included in the virtual data room of a party at least twenty-four (24) hours prior to the time of the execution and delivery of this Agreement.  The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  All references to “dollars” or “$” in this Agreement are to United States dollars.  Any reference to state and federal laws and regulations shall be read to include any amendments thereto from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.  No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.  This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers.  The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

9.7                               Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8                               Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9                               Governing Law; Jurisdiction

(a)                                 The execution, interpretation, and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to any conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State Delaware.

(b)                                 Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the state of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10                        Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11                        Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.8, which is intended to benefit each Company Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Except as provided in Section 6.8, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.12                        Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13                        Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14                        Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto, or to any agreement or instrument entered into pursuant to or in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

First Horizon National Corporation, a Tennessee Corporation

By:	/s/ D. Bryan Jordan
Name: D. Bryan Jordan
Title: Chairman of the Board, President, and Chief Executive Officer

Capital Bank Financial Corp., a Delaware Corporation

By:	/s/ R. Eugene Taylor
Name: R. Eugene Taylor
Title: Chairman of the Board and Chief Executive Officer

Firestone Sub, Inc., a Delaware Corporation

By:	/s/ Brian M. Mellone
Name: Brian M. Mellone
Title: President

[Signature Page to Agreement and Plan of Merger]